CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our report dated February 13, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of Value Line Strategic Asset Management Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Investment Advisory and Other Services" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
300 Madison Avenue
New York, New York
April 24, 2007